EX-99.(h)(2)

GOLDMAN SACHS TRUST II

TRANSFER AGENCY AGREEMENT FEE SCHEDULE

Amended and Restated as of May 12, 2015

Pursuant to paragraph 6.01 of the Transfer Agency Agreement (the “Agreement”) between Goldman, Sachs & Co. (“Goldman Sachs”) and Goldman Sachs Trust II (the “Trust”), for the services provided and expenses assumed by Goldman Sachs, the Trust shall pay to Goldman Sachs as full compensation therefor a fee payable monthly at the following respective annual rates as a percentage of the average daily net asset value of each share class (as applicable) of each series of the Trust (each, a “Fund”):

Fund	Annual Rate Applicable to Each Share Class
Goldman Sachs Multi-Manager Alternatives Fund	0.19% for Class A, Class C, Class IR and Class R Shares; and 0.04% for Institutional Shares

Goldman Sachs Multi-Manager Global Equity Fund

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund

Goldman Sachs Multi-Manager Real Assets Fund

Multi-Manager International Equity Fund

Multi-Manager U.S. Dynamic Equity Fund

0.02% for Institutional Shares

Except as stated in the next paragraph below, all expenses that exceed such annual fee rate payable by a Fund and a class of shares as described above shall be borne by Goldman Sachs, including the expenses referred to in paragraph 6.02 thereof.

The following expenses borne by the Funds shall not reduce the fee payable to Goldman Sachs stated above, and shall not be subject to the limitation on expenses borne by the Funds stated in the second paragraph above: (a) all reimbursements made by the Trust to Indemnified Parties, in accordance with paragraph 7.01 of the Agreement, and any other extraordinary expenses incurred by the Trust under the Agreement; and (b) all charges and costs borne by the Trust associated with bank accounts maintained to support the settlement of shareholder activity, in accordance with paragraph 6.03 of the Agreement.

Except as amended hereby, the Agreement is reconfirmed, and its provisions shall remain in full force and effect.

Goldman, Sachs & Co.		Goldman Sachs Trust II

By:	/s/ James A. McNamara	By:	/s/ James A. McNamara
	Name: James A. McNamara		Name: James A. McNamara
	Title: Managing Director		Title: President of the Trust

2